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                                                                    Exhibit 23.2

                              [Letterhead of KPMG]

2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN 46204-2452

The Board of Directors
Duke Realty Investments, Inc:

We consent to the use of our report dated January 26, 1999, except as to note 12, which is as of March 1, 1999, on the consolidated financial statements of Duke Realty Investments, Inc. and subsidiaries and the related financial statement schedule as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, which report appears in the annual report on Form 10K of Duke Realty Investments, Inc. for the year ended December 31, 1998 incorporated herein by reference.


                                  /s/ KPMG LLP

KPMG LLP
Indianapolis, Indiana
June 29, 1999